Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-192681; and Form S-8, No. 333-187500) of Aviv REIT, Inc. and in the Registration Statement (Form S-4, No. 333-201359) of Omega Healthcare Investors, Inc. of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedules of Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership and the effectiveness of internal control over financial reporting of Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois
February 26, 2015